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                    SEDONA Corporation and Lead Factory, Inc.
                          Purchase of Assets Agreement


                                  Exhibit 10.40








                                    AGREEMENT

                         FOR SALE AND PURCHASE OF ASSETS

                                       BY

                           LEAD FACTORY INC. (SELLER)

                                       AND

                           SEDONA CORPORATION (BUYER)







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                    SEDONA Corporation and Lead Factory, Inc.
                          Purchase of Assets Agreement


                    AGREEMENT FOR SALE AND PURCHASE OF ASSETS

         The PURPOSE of this Agreement is to sell all of the assets of Lead Factory, Inc. to SEDONA Corporation.

         The PARTIES to this Agreement are Lead Factory, Inc. (Seller) a Delaware corporation with an office at 23 Nancy Drive, Ashland, MA 01721 and SEDONA Corporation (Buyer) a Pennsylvania corporation with offices at 455 South Gulph Road, King of Prussia, PA 19406.

         Seller agrees to sell and Buyer agrees to buy and pay for all of the assets of the Seller, particularly all of the rights, title and interests of Seller to the Lead Factory(TM)suite of application software (Application) including the source code, object code and design, production, and marketing documentation, all derivatives, fixes and / or corrections including all media on which it is recorded and including the Trade Mark and its good will, trade names, trade dress as well as all copyrights and patents pending and issued.

         The Parties agree that the Buyer is not assuming any liability, debt, or other obligation or duty of the Seller.

         The PAYMENT terms and conditions are:

         1. When both Parties sign this Agreement there will be immediate vesting to Seller of one hundred thousand, ten year, SEDONA Corporation warrants, to purchasing SEDONA Corporation common stock, to be freely tradable upon registration at seventy-two cents each.

         2. Thereafter Seller will receive cash equal to fifteen percent of the net (after all expenses and related legal fees) proceeds from any recovery Buyer may obtain from any claim or litigation relating to the use of the "Lead Factory" trade mark or patent.

         3. Buyer will pay Seller a total amount not to exceed fifty thousand dollars to be earned, calculated and paid as follows: a.) Twenty thousand dollars when the cumulative revenue Buyer realizes from the existing strategic relationship with Sanchez Computer Associates, Inc. equals seven hundred thousand dollars; b.) And Thirty thousand dollars when the cumulative revenue Buyer realizes from the planned strategic relationship with Fiserv, Inc. equals one and one-half million dollars; c.) And any portion of the above mentioned fifty thousand dollars remaining unearned when Buyer realizes two million dollars in cumulative revenue (not to include financings) from any source in the ordinary course of business any time after both Parties sign this Agreement.



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                    SEDONA Corporation and Lead Factory, Inc.
                          Purchase of Assets Agreement


         BUYER GRANTS SELLER an irrevocable, worldwide, perpetual, non-exclusive license to copy, use, modify, create derivative works, market, sell, and sub-license the Application, including source and object codes, without any obligation to Buyer or rights of Buyer in any of the proceeds from such activities or rights in any derivative works or inventions.

         Seller will maintain the Lead Factory Corporation for the Buyer for a fee of twenty five hundred dollars through December 31, 2002. Thereafter, Buyer and Seller annually will negotiate in good faith to decide if the corporation will be continued, who will maintain it, and who will pay for the work.

         Seller covenants and warrants that the Application and all the related materials sold to Buyer are original with the Seller or were produced as "a work or works for hire" for the Seller and that Seller owns and has the right to transfer all the rights, title and interests to Buyer free and clear of all claims, liens, security interests, adverse rights or encumbrances and licenses of any nature whatsoever.

         The Parties Agree that the limit of Seller's liability for all claims based on the ownership or originality of the Application and related materials is limited to the consideration received from Buyer pursuant to the terms of this Contract.

         Any dispute arising out of or related to this Agreement, regardless of form, shall be brought in the courts of the Commonwealth of Pennsylvania and shall be governed and interpreted by the laws of the Commonwealth of Pennsylvania including those of the Conflict of Laws. No claim or action may be brought by either party in any court in any jurisdiction more than two years from the date the claiming party knew or reasonably should have known of the problem or possibility of the claim or infringement.

         If the Seller and Buyer are unable to agree upon any term or condition of this Agreement they will submit the dispute to non-binding arbitration pursuant to the rules of the American Arbitration Association or to binding mediation.

         This Agreement expresses the entire agreement between the Parties and supersedes all prior oral and written communications, representations, and agreements between the Parties pertaining to the Lead Factory Application including, but not limited to, the written agreements dated 02/09/00 and 03/10/00.

         This Agreement can only be changed, amended, or discharged by full performance or by a subsequent writing signed by both Parties.

         If a court rules any part of this Agreement is illegal, unenforceable, or the like, the validity of the remaining portions or provisions hereof shall not be affected and the unaffected portion(s) of the Agreement shall be interpreted to be in full force and effect and to best carry out the intent of the Parties.


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                    SEDONA Corporation and Lead Factory, Inc.
                          Purchase of Assets Agreement



         The Parties have read and understood all of the above hereby agree to be bound by the terms and conditions herein.

Lead Factory, Inc.


BY: /s/ Alyssa S. Dver                           DATE: March 28, 2002
   ------------------------------                      -------------------
Alyssa S. Dver, President and CEO


ACCEPTED AND AGREED TO

SEDONA Corporation


BY: /s/ Marco Emrich                             DATE: March 29, 2002
   -----------------------------                       -------------------
Marco Emrich, President and CEO



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